Exhibit 99.2

POORE BROTHERS ANNOUNCES THE RESIGNATION OF MR. THOMAS TIERNEY

Goodyear, April 21, 2006—Poore Brothers, Inc. (Nasdaq: SNAK) announced today that Mr. Thomas Tierney, Senior Vice President of Sales, resigned from his current position effective April 17, 2006. He will remain with the company for up to six months in the interim position of Sales Consultant.

“On behalf of the Company, I want to thank Tom for his five years of service to Poore Brothers.  Tom has been a key contributor to the company’s double-digit growth since he joined the organization in 2001 and leaves a legacy of a dedicated and professional sales team. We wish Tom the best in his future endeavors and thank him for his lasting and intensely different contributions to the Poore Brothers team as well as his assistance with transitioning responsibilities to the Company’s new Chief Operating Officer over the next few months.” commented Mr. Eric Kufel, the Company’s Chief Executive Officer.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric J. Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.